FIRST AMENDMENT TO THE
MASTER SERVICES AGREEMENT

THIS FIRST AMENDMENT effective as of February 19, 2015, to the Master Services Agreement dated May 22, 2013 (the “Agreement”) is entered into by and between Bridge Builder Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”)

WHEREAS, the Agreement specifies certain services to be provided by USBFS to the Trust; and

WHEREAS, the parties to the Agreement have agreed that USBFS shall no longer provide Chief Compliance Officer Services as specified in the Agreement; and

WHEREAS, Section 13.1 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees; and,

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties agree to amend the Agreement as follows:

1.	Section 1.1. (a) shall be deleted in its entirety and shall be intentionally left blank.

2.	The Chief Compliance Officer Agreement dated as of May 22, 2013, which is attached to the Agreement, is hereby deleted in its entirety.

3.	The Chief Compliance Officer Services fee schedule of the Agreement shall be superseded and replaced in its entirety with the Amended Chief Compliance Officer Services fee schedule attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this First Amendment to be executed as of the date above by the undersigned duly authorized representatives.

BRIDGE BUILDER TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph C. Neuberger	By: Michael R. McVoy

Printed Name: Joseph C. Neuberger	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

2015

Bridge Builder Trust AMENDED CHIEF COMPLIANCE OFFICER SERVICES FEE SCHEDULE effective January 1, 2015

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] /year / business line

Chief Compliance Officer Support Fee includes the following support services:
The CCO Support team is staffed by 14 associates and averages 16 years of experience.  The team provides access to all business line materials via the CCO Portal.  These materials (including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines) are designed to assist the Fund CCO in their oversight as required under Rule 38a-1 of the Investment Company Act.

Important items to note:
•	There is a shared mailbox monitored by the entire team to answer any Fund CCO inquiries.
•	CCO due diligence (on-site visits or telephonic) are encouraged.
•	Quarterly CCO conference calls are encouraged.

*Subject to annual CPI increase, Milwaukee, MSA
Fees are billed monthly

2015